Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-274789) pertaining to the Veralto Corporation & Subsidiaries Savings Plan of Veralto Corporation of our report dated June 14, 2024, with respect to the financial statements and schedule of the Veralto Corporation & Subsidiaries Savings Plan included in this Annual Report (Form 11-K) as of December 31, 2023 and for the period from September 30, 2023 (inception) to December 31, 2023.

/s/ Ernst & Young LLP
Boston, Massachusetts
June 14, 2024